Exhibit 4.33

Equity Transfer Agreement

This Equity Transfer Agreement (hereinafter referred to as “this Agreement”) is executed as of February 10th 2015 by and between the following parties in Beijing, China:

Hunan Fengxun Digital Technology Co., Ltd. (hereinafter referred to as the “Transferor”)

Domicile: Room 206 Headquarter Building, Changsha Zhongdian Software Park, No.39 Jianshan Road, Changsha High-tech Development Zone

iKang Guobin Health Examination Management Group Co., Ltd. (hereinafter referred to as the “Transferee”)

Domicile: 6F-603, 4F-24F, Jianguo Road A-92, Chaoyang District, Beijing City

The Transferor and the Transferee are referred to individually as a “Party” and together as the “Parties”.

Whereas:

1.                  Beijing Tianzhikangjian Investment Management Co., Ltd. (hereinafter referred to as the “Target Company”) is a limited liability company duly formed and validly existing under the laws of China. As of the date of this Agreement, the Transferee legally holds 100% of equity of the Target Company (including the additional capital contribution made by the Transferor to the Target Company in the amount of 95,875,000 yuan) (hereinafter referred to as the “Target Equity”), and intends to transfer the Target Equity to the Transferee;

2.                  The Parties hereby agree that the Transferor transfers, and the transferee agrees to receive, the Target Equity held by the Transferor (hereinafter referred to as “This Equity Transfer”).

Therefore, in accordance with the laws of China, the Parties agree as follows through friendly consultation and based on the principals of equality and mutual benefit.

Article I Definition

Except as otherwise expressly stipulated herein, the following terms herein shall have the following respective meanings:

1.1           “Execution Date” means the date on which this Agreement is duly executed by the Transferor and the Transferee and becomes effective.

1.2           “Target Company” means Beijing Tianzhikangjian Investment Management Co., Ltd., a limited liability company duly formed and validly existing under the laws of China.

1.3           “Target Equity” means the 100% of equity in the Target Company (including the additional capital contribution made by the Transferor to the Target Company in the amount of 95,875,000 yuan) legally held by the Transferor.

1.4           “Transfer Price” means the consideration paid by the Transferee to the Transferor with respect of this Equity Transfer pursuant to the provisions of Article V hereof.

1.5           “This Equity Transfer” means the arrangement under which the Transferor transfers the Target Equity to the Transferee in accordance with the terms of this Agreement.

1.6           “Transaction Documents” mean, collectively, all documents signed by and between the Transferor, the Transferee and other relevant parties for the purpose of completing this Equity Transfer and other transactions.

1.7           “Working Day” means any day other than (i) Saturday, Sunday, (ii) public holidays in China, or (iii) the days on which banks in China are entitled or required to close their businesses pursuant to the laws of China.

1.8           “China” means the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

Article II Equity Transfer

2.1           The Transferor agrees to transfer the Target Equity to the Transferee in accordance with the terms and conditions of this Agreement. The Transferee is willing to receive the Target Equity held by the Transferor in accordance with the terms and conditions of this Agreement, and pay the Equity Transfer Price as agreed upon herein.

Article III Representations and Warranties

3.1           The Transferor irrevocably makes the following representations and warranties to the Transferee:

3.1.1                    The Transferor has the full capacity for civil rights and the right to execute this Agreement.

3.1.2                    The Transferor has the right to dispose of the Target Equity.

3.2           The Transferee irrevocably makes the following representations and warranties to the Transferor:

3.2.1                    The Transferee has the full capacity for civil rights and the right to execute this Agreement.

Article IV Obligations of the Parties

4.1           The Transferor agrees that it will, as soon as practicable as from the Execution Date hereof, cause the Target Company to complete the amendments to the register of shareholders and articles of association, and will also cause the Target Company to complete the change in business registration in relation to the transfer of the Target Equity and to go through the approval formalities with other competent departments.

4.2           The Transferee shall be obliged to pay the Transfer Price in a timely manner and comply with other obligations as set forth in this Agreement.

Article V Transfer Price and Payment

5.1           Both Parties agree that the Transferee shall pay RMB 169,406,250 yuan (i.e. one hundred and sixty-nine million four hundred and six thousand two hundred and fifty RMB yuan) to the Transferor as consideration of this Equity Transfer (hereinafter referred to as the “Equity Transfer Price”). Such Equity Transfer Price shall be paid in four installments, whose times of payment shall be determined by the Parties through consultation:

(1)                       The first installment of Equity Transfer Price shall be 95,875,000 yuan. If the equity acquisition transaction is closed in accordance with conditions as agreed by the Parties, the RMB 95,875,000 yuan loan under the Loan Agreement executed by and between the Transferor and the Transferee as of February 10th 2015 shall be automatically turned into the first installment of Equity Transfer Price. The first installment of Equity Transfer Price shall all be used as capital increase for the Target Company. Following the capital increase, the Target Company shall: (a) use 15,000,000 yuan to repay the loan obtained from Hanneng (Beijing) Investment consultation Co., Ltd.; (b) use the remaining 80,875,000 yuan to acquire 51% of holding interest in Guoyao Yangguang Health Technology Co., Ltd. from Guoyao International Health Company which is granted by listing in Beijing Equity Exchange.

(2)                       The second installment of Equity Transfer Price shall be 73,531,250 yuan, of which, 5,000,000 yuan has already been paid as down payment, so actually, only an amount of 68,531,250 yuan is required, which shall be paid in three installments.

5.2           Except as otherwise agreed upon in writing by the Parties, the Transferee shall pay the Equity Transfer Price in RMB to the bank account designated by the Transferor at the time as agreed upon by the Parties.

Article VI Liability for Breach of Agreement

6.1           Where either party violates the terms of this Agreement which causes losses to the other party, the breaching party shall assume the corresponding liabilities for the breach.

6.2           Where either party violates the terms of this Agreement which causes losses to the Target Company, such party shall assume the corresponding liabilities for compensation.

Article VII Applicable Law and Dispute Resolution

7.1           The execution, validity, interpretation and performance of this Agreement as well as resolution of disputes under this Agreement shall be governed by the laws of China.

7.2           If any party violates this Agreement, the non-breaching party may send a written notice to the breaching party requiring the breaching party to cure its breach. If the breaching party fails to take remedial measures to cure its breach to the satisfaction of the non-breaching party within thirty (30) days after the notice is given, or if such breach is not capable of remedy essentially, then any party may submit the dispute or claim or controversy with respect to such breach to China International Economic and Trade Arbitration Commission for arbitration in Beijing. The arbitration award shall be final and binding upon the parties and enforceable in courts with competent jurisdiction in accordance with its terms. Any decision or award made by the arbitration tribunal may be enforceable by courts with competent jurisdiction at the location of the party against whom such decision or award is made, or by courts with competent jurisdiction at the place of the property of such party. The arbitration cost shall be borne by the losing party or be determined by the arbitration tribunal. If one party needs to take legal actions in any forms to enforce the arbitration award, then the breaching party shall pay all reasonable costs and expenses as well as legal expenses, including additional litigation or arbitration expenses incurred by the party applying for enforcement. During the period of dispute resolution, each party shall continue to perform this Agreement in all respects other than the matters in dispute.

Article VIII Miscellaneous

8.1           Any taxes or expenses due or payable relating to this Equity Transfer shall be borne by the Parties respectively according to the laws.

8.2           A failure by one of the parties to perform the terms and provisions of this Agreement shall not be construed as modification to the terms hereof in any manner, nor shall it be deemed to be a waiver by any party of its rights.

8.3           The invalidity or unenforceability of any terms of Agreement shall not affect the validity and enforceability of any other terms hereof.

8.4           The original copy of this Agreement shall be written in Chinese and made in three counterparts. Each Party shall hold one (1) counterpart, and the Target Company shall hold the other one (1) counterpart for completing relevant formalities. All of the counterparts have the same legal effect.

8.5           This Agreement shall become effective and binding upon both Parties as of the date when it is executed by the Transferor and the Transferee.

(Content of this Agreement ends here and signature page follows.)

(Signature page of the Equity Transfer Agreement)

Transferor: Hunan Fengxun Digital Technology Co., Ltd.

(Signature):	/s/ Guiyang He

Date: February 10th 2015

Transferee: iKang Guobin Health Examination Management Group Co., Ltd.

(Seal):	/s/ Ligang Zhang

Date: February 10th 2015